Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:
Michael Courtian
Vice President
Investor Relations and Corporate Finance
(212) 553-7194
michael.courtian@moodys.com

Moody’s Corporation Reports Results for Third Quarter 2003

New York, NY – October 28, 2003 – Moody’s Corporation (NYSE: MCO) today announced results for the third quarter of 2003.

Summary of Results

Moody’s revenue for the three months ended September 30, 2003 totaled $305.0 million, an increase of 23% from $248.3 million for the same quarter of last year. The favorable impact of currency translation, mainly due to the strength of the euro relative to the U.S. dollar, contributed approximately 175 basis points of growth.

Operating income for the third quarter of 2003 was $161.2 million, an increase of 27% from $127.4 million for the same quarter of last year. Approximately 175 basis points of operating income growth was due to currency translation. Net income for the quarter was $85.6 million, an increase of 26% from $67.8 million for the prior year quarter.

Diluted earnings per share for the third quarter of 2003 rose to $0.56, an increase of 30% from $0.43 for the third quarter of 2002. Earnings per share for the third quarter of 2003 included a $0.01 impact related to the company’s previously announced decision to begin expensing stock options and other stock-based compensation plans in 2003. Third quarter earnings per share also included a $0.03 impact from increases made to Moody’s income tax provision principally to reflect new legislation enacted in New York during October, which is discussed below.

In addition to its above reported results, Moody’s has included elsewhere in this earnings release certain adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. These non-GAAP financial measures relate to: (1) presenting 2003 earnings per share before the impact of expensing stock-based compensation plans, since 2003 is the first year in which such expense is being recognized in the company’s reported results; (2) presenting 2002 revenue and expenses as if Moody’s April 2002 acquisition of KMV had taken place on January 1, 2002; (3) presenting 2003 earnings per share before a non-recurring gain on an insurance recovery in the first quarter of 2003; and (4) presenting the effective tax rate for third quarter of 2003 excluding tax provision adjustments related to prior quarters.

“Overall, Moody’s results for the quarter reflect our strong revenue diversification. Our corporate finance business produced particularly strong growth this quarter, whereas other segments of our business contributed most of the growth in other recent quarters,” said John Rutherfurd Jr., Chairman and Chief Executive Officer of Moody’s Corporation. “The interest rate environment that has helped our results, while still very low by historical measures, rose in the third quarter from the 20-year lows of the second quarter. We are focusing on developing new products to continue our growth as interest rates are forecast to continue rising in 2004.”

Revenue

Moody’s Investors Service (“MIS”) global ratings revenue totaled $245.7 million in the third quarter, an increase of 22% from $200.9 million in the third quarter of 2002.

Within the ratings business, global structured finance revenue totaled $110.1 million for the third quarter of 2003, rising 19% from the prior year period. U.S. structured finance revenue grew over twenty percent, benefiting from double-digit growth across most asset-classes, most notably residential and commercial mortgage-backed securities. International structured finance grew at a high single-digit rate, and a low single-digit rate excluding favorable foreign currency exchange rates, due largely to weakness in both the European and Japanese credit derivatives sectors. The European credit derivatives market was affected by tightening credit spreads on assets customarily contributed to credit derivatives transactions, reducing profit opportunities, and by smaller average transaction sizes. The Japanese credit derivatives market saw slower growth as banks reduced the rate at which they transferred assets off their balance sheets, shrinking the supply of assets available to be packaged into credit derivatives.

Global corporate finance revenue of $69.4 million in the third quarter of 2003 was up 37% from $50.6 million in the same quarter of 2002. U.S. revenue increased more than thirty percent as issuance in both the high yield and investment grade bond markets was strong. Corporate issuers continued to take advantage of low interest rates and narrow spreads in the U.S. to refinance existing issues. In Europe, corporate finance ratings revenue rose over fifty percent from a weak third quarter in 2002 as a result of strong issuance volumes, growth in relationship-based fees and the favorable impact of currency translation.

Global financial institutions and sovereigns revenue totaled $44.8 million for the third quarter of 2003, up 21% from the prior year period. In the U.S., volume and issuance count increased in the third quarter. However, revenue was adversely affected by the robust first half activity as some frequent issuers reached annual fee caps. Outside the U.S., financial institutions revenue grew sharply, reflecting strong issuance by existing issuers and good growth in new rating relationships and favorable currency exchange rates.

U.S. public finance revenue was $21.4 million, an increase of 4% from $20.6 million a year ago. The continued weakness of municipal tax receipts led to an increase in “new money” issuance, which was partially offset by a decline in refinancing activity due to higher interest rates.

Global research revenue grew to $31.6 million, an increase of 31% from the prior year period, reflecting strong sales of new products to existing clients, new client acquisitions and growth in licensing of Moody’s information to third party distributors. Internationally, research revenues also benefited from favorable foreign currency translation rates.

Revenue at Moody’s KMV (“MKMV”) totaled $27.7 million for the quarter, an increase of 19%. MKMV growth reflected increases in subscription revenue related to quantitative credit risk assessment products and growth in sales of credit decisioning software.

Moody’s U.S. revenue of $192.4 million for the third quarter of 2003 was up 16% from the third quarter of 2002. International revenue of $112.6 million in the third quarter of 2003 was 35% higher than in the prior year period. International revenue accounted for 37% of Moody’s total in the quarter compared with 33% for the third quarter of 2002.

Expenses

Expenses for the third quarter of 2003 totaled $143.8 million, 19% higher than in the prior year period. As previously announced, Moody’s adopted a policy of expensing stock options granted on or after January 1, 2003. Expenses for the third quarter of 2003 included $2.8 million related to stock-based compensation plans, mainly for stock options granted in February, whereas no such expense was recorded in the prior year period.

Moody’s operating margin for the third quarter of 2003 was 53%, up from 51% in the third quarter of 2002. The quarter’s margin increase was the result of better-than-anticipated revenue growth, while staffing and related costs grew at a slower rate.

Year-to-date Results

Revenue for the first nine months of 2003 totaled $895.9 million, an increase of 19% from $751.4 million for the same period of 2002. On a pro forma basis, assuming Moody’s had acquired KMV on January 1, 2002, revenue for the first nine months of 2002 would have been $766.5 million and revenue growth in the first nine months of 2003 would have been 17%. Operating income of $487.0 million for the first nine months of 2003 was up 19% from $409.1 million for the same period of 2002. Currency translation accounted for approximately 200 basis points of revenue growth and 150 basis points of operating income growth year-to-date. Net income for the first nine months of 2003 was $278.4 million, an increase of 27% from $219.1 million in the first nine months of 2002. Diluted earnings per share for the first nine months of 2003 were $1.83 compared with $1.38 for the same period of 2002. Diluted earnings per share for the first nine months of 2003 included a $0.05 per share gain related to an insurance recovery announced in the first quarter and $0.03 per share in expense related to the company’s decision to start expensing stock-based compensation plans in 2003.

At MIS, global ratings revenue was $726.8 million for the first nine months of 2003, up 15% from $631.4 million in the same period of 2002. This increase was driven by growth in the corporate finance, structured finance, financial institutions and public finance ratings businesses. Research revenue rose to $90.4 million for the first nine months of 2003, up 33% from the first nine months of 2002. Currency translation also contributed to revenue growth in the period. Revenue at MKMV for the first nine months of 2003 totaled $78.7 million. On a pro forma basis, assuming Moody’s had acquired KMV on January 1, 2002, MKMV revenue for the first nine months of 2002 would have been $67.1 million and growth in the first nine months of 2003 would have been 17%.

Share Repurchases

Moody’s repurchased 1.2 million shares during the third quarter of 2003, at a total cost of $64 million, which offset shares issued under employee stock plans. Since becoming a public company in September 2000 and through September 30, 2003, Moody’s has repurchased 22 million shares at a total cost of $824 million, including 8.5 million shares to offset shares issued under employee stock plans.

Tax Rate

Moody’s effective tax rate for the third quarter of 2003 was 44.4%, up from 41.5% in the second quarter of 2003 and 44.2% a year ago. The increase in the third quarter tax rate compared with the second quarter principally reflected the impact of new tax legislation enacted by New York State in October, which disallows the deduction of certain royalty payments between affiliated companies retroactive to January 1, 2003. Moody’s increased its third quarter income tax provision to reflect the reversal of royalty-related tax benefits recognized in the first half of 2003 that are now disallowed, as well as the absence of those benefits for the third quarter. Excluding the reversal of the first half 2003 tax benefits, Moody’s effective tax rate for the third quarter of 2003 would have been 42.4%. Moody’s management expects the company’s effective tax rate to be at or slightly above this level for the fourth quarter and full year 2003. The projected full-year 2003 tax rate continues to be below the 2002 rate, reflecting continued operating growth in jurisdictions with lower tax rates than New York and the establishment of a New York captive insurance company during 2002.

Outlook for Full Year 2003

During the third quarter, interest rates remained near historic lows and continued to drive robust refinancing activity in several market sectors where Moody’s provides ratings. At the same time, while the U.S. economy showed signs of recovery we have not yet seen a broad-based improvement in business investment, which creates “new money” debt issuance. The difficulty of predicting the timing of a decline in refinancing activity and the return of significant issuance to fund business investment creates important uncertainty around Moody’s forecast of future results.

Within the ratings business, Moody’s expects full-year 2003 structured finance revenue growth in the low double-digit percent range. Although U.S. residential mortgage refinancing levels have declined from the record levels of the second quarter, significant declines in related mortgage-backed securitizations may not occur until late 2003 or until 2004. In international structured finance markets, strength in several smaller asset classes and instrument types, and the favorable impact of currency translation, are expected to continue to drive percent growth in the mid- to high-teens for the year. In our corporate finance business, we expect revenue to grow in the mid-teens percent range, with particular strength in U.S. high yield and international investment-grade issuance. Refinancing activity will likely continue to be the main reason for growth rather than issuance to fund new investment. We continue to believe that global financial institutions revenue will decline in the second half of the year compared to the first half notwithstanding the third quarter’s strength. In the U.S. public finance sector we expect revenue growth in the mid single-digit percent range. We also believe growth will remain strong in our research business. Finally, at MKMV we expect percent revenue growth in the mid-teens on a pro forma basis and in the mid-thirties percent on a reported basis.

Overall for 2003, Moody’s expects that revenue growth will be in the mid-teens percent on a pro forma basis, as if KMV had been acquired at the beginning of 2002, with the impact of a full year of KMV revenue in 2003 adding over 100 basis points to the growth rate.

Moody’s expenses for 2003 will likely reflect continued investment spending on enhanced ratings practices, technology initiatives and product development, and continued hiring to support growth areas of the business. Based on better-than-expected revenue growth thus far in 2003, Moody’s now expects the full-year 2003 operating margin to increase about 50 basis points compared to 2002 before the impact of expensing stock-based compensation plans.

Overall, Moody’s now expects full-year 2003 diluted earnings per share in the range of $2.28 – $2.32 before the previously reported first quarter gain on an insurance recovery and before the impact of expensing stock-based compensation plans, but including the higher effective tax rate discussed above. On a reported basis, including the $0.05 per share insurance gain and $0.04 per share in expense related to expensing stock-based compensation plans, diluted earnings per share is expected in the range of $2.29 – $2.33.

The estimated $0.04 per share impact of expensing stock-based compensation plans will result in a reduction in projected year-to-year earnings per share growth of approximately 2% in 2003. As previously reported, Moody’s has adopted expensing of stock-based compensation prospectively, effective for all options issued on or after

January 1, 2003. Accordingly, such expense will increase each year over the option vesting period, which is currently four years, with a growing negative impact on growth in earnings per share. Moody’s current long-term target for 15% annual growth in earnings per share is on a pro forma basis before considering this transition, and would be temporarily reduced to the range of 12% to 13% during the transition period. As has been the case in the past, Moody’s expects that actual results may exceed the target in some years and fall below in others.

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, a leading provider of market-based quantitative services for banks and investors in credit-sensitive assets serving the world’s largest financial institutions. The corporation, which employs approximately 2,100 employees in 18 countries, had reported revenue of $1.0 billion in 2002. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of October 28, 2003, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody’s Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions, except per share amounts	2003	2002	2003	2002

Revenue	$305.0	$248.3	$895.9	$751.4
Expenses
Operating, selling, general and administrative expenses	135.7	113.8	385.1	324.9
Depreciation and amortization	8.1	7.1	23.8	17.4

Total expenses	143.8	120.9	408.9	342.3

Operating income	161.2	127.4	487.0	409.1

Interest and other non-operating expense, net (a)	(7.4)	(5.9)	(3.6)	(16.5)

Income before provision for income taxes	153.8	121.5	483.4	392.6
Provision for income taxes	68.2	53.7	205.0	173.5

Net income	$85.6	$67.8	$278.4	$219.1

Earnings per share
Basic	$0.57	$0.44	$1.87	$1.41

Diluted	$0.56	$0.43	$1.83	$1.38

Weighted average number of shares outstanding
Basic	149.4	155.2	148.8	154.9

Diluted	153.5	159.4	152.5	158.7

(a)	Interest and other non-operating expense, net for the nine months ended September 30, 2003 includes a $13.6 million non- recurring gain on an insurance recovery related to the September 11th tragedy. Excluding this gain, diluted earnings per share for the nine months ended September 30, 2003 would have been $1.77.

Moody’s Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions	2003	2002	2003	2002 (a)

Moody’s Investors Service (b)
Structured finance	$110.1	$92.8	$324.8	$281.5
Corporate finance	69.4	50.6	202.4	174.1
Financial institutions and sovereign risk	44.8	36.9	134.6	117.1
Public finance	21.4	20.6	65.0	58.7

Total ratings revenue	245.7	200.9	726.8	631.4
Research	31.6	24.2	90.4	68.0

Total Moody’s Investors Service	277.3	225.1	817.2	699.4
Moody’s KMV	27.7	23.2	78.7	52.0

Total revenue	$305.0	$248.3	$895.9	$751.4

Revenue by geographic area (b)
United States	$192.4	$165.2	$578.6	$505.6
International	112.6	83.1	317.3	245.8

Total revenue	$305.0	$248.3	$895.9	$751.4

(a)	KMV was acquired on April 12, 2002, during the Company’s fiscal second quarter. On a pro forma basis, assuming that Moody’s had acquired KMV on January 1, 2002, Moody’s KMV revenue for the nine months ended September 30, 2002 would have been $67.1 million and total Moody’s revenue would have been $766.5. On this pro forma basis, revenue by geographic area for the nine months ended September 30, 2002 would have been $513.2 million in the United States and $253.3 million for International.

(b)	Certain prior year and prior quarter amounts have been reclassified to conform to the current presentation.